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                                    EXHIBIT 5

             Opinion and consent of Brobeck, Phleger & Harrison LLP



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                                  May 26, 1998






i2 Technologies, Inc.
909 E. Las Colinas Blvd.
16th Floor
Irving, Texas  75039

               Re:    Registration Statement for Offering of
                      an Aggregate of 3,575,314 Shares of Common Stock


Ladies and Gentlemen:

               We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 3,500,000 shares of the Common Stock of i2 Technologies, Inc. (the "Company") under the Company's 1995 Stock Option/Stock Issuance Plan (the "i2 Plan") and (ii) 75,314 shares of the Common Stock of the Company under the Intertrans Logistics Solutions Limited 1997 Stock Incentive Plan (the "ITLS Plan") as assumed by the Company. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the i2 Plan and/or the ITLS Plan and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,




                                    BROBECK, PHLEGER & HARRISON LLP